EXHIBIT 10.23

2000 Restricted Stock Awards

to Certain of the Company’s

General Managers in the Netherlands

The recipient received 6,000 shares of restricted stock under the attached documents.

Recipient:

Jan Claes

COCA-COLA ENTERPRISES INC.

2000 Restricted Stock Award

TO:       Jan Claes

DATE:  February 7, 2000

Coca-Cola Enterprises (the “Company”) has decided to make an award of restricted stock in 2000 to certain key employees of the Company and its subsidiaries whose continued service should be rewarded and encouraged. We are pleased to advise you that you have been awarded 6,000 shares of restricted stock, subject to the terms and conditions explained below.

1.	Restricted Stock Award. A share of restricted stock is an actual share of common stock of the Company. The stock certificate for your restricted stock award will be issued in your name but held by the Company. The effective date of this award is February 7, 2000, unless you decline to accept the award within 30 days of that date.

2.	Ownership Rights. As of the date this restrictive stock award is transferred to you, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed, and it is subject to forfeiture, as described in this award document. You are entitled to vote shares of restricted stock and to receive any dividends paid on such shares. (You should contact Share Owner Relations at (770) 989-3796 if you wish to have these dividends applied to purchase additional shares of the Company’s stock through the Company’s Dividend Reinvestment Plan.)

3.	Vesting. In order for restricted shares of stock to vest, the restrictive legend on the share certificate must be removed. At that time you will have all the privileges of ownership and the stock certificate(s) will be delivered to you. Restrictions will be removed from one-hundred percent (100%) of this award at the earliest to occur of:

a.	December 14, 2004, five years from the date on which this award was authorized, if you are continuously employed by the Company or and Affiliated Company until that date, or

b.	Your death or disability.

4.	Effects of Termination on Unvested Restricted Stock. One-hundred percent (100%) of this award will be forfeited if it is not vested, in accordance with item 2, before or upon your termination of employment.

5.	Definitions. For purposes of this award of restricted stock:

a.	“Disability” means a determination, made by a physician selected by the Company, that you are incapable of performing the material duties of your position or any position to which you may be reassigned by the Company.

b.	For purposes of this award, your employment with the Company will not be considered terminated if you become immediately employed by The Coca-Cola Company or any company or business entity in which The Coca-Cola Company or the Company owns, directly or indirectly, 20% or more of the voting stock or capital and the Company agrees to such subsequent employment (“Affiliated Company”). Termination from such subsequent employment, however, shall be deemed termination from the Company, with the terms of this Agreement applicable thereto, unless you become immediately reemployed with the Company or another Affiliated Company.

6.	Adjustment in the Number of Shares. In the event there is any change in the number of shares of common stock of Coca-Cola Enterprises Inc. through stock dividends, through stock splits through recapitalization or merger, share exchange, consolidation or otherwise, the Company shall make such adjustment, if any, that it may deem appropriate in the number of shares of stock subject to this award.

7.	Governing Law. This award, and all determination made and actions taken with respect to this award, shall be governed by the laws of the State of Georgia, USA, and interpreted in accordance with such laws.

ENCLOSURE

1.	Stock Power — Please fax or mail a signed copy of the enclosed Stock Power to:

Coca-Cola Enterprises Inc.

Attn: Theresa Byrd, Stock Plan Administrator

P.O. Box 723040

Atlanta, GA 31139-0040

(770) 989-3597